Exhibit 99.1

Press Release

For Further Information Contact:

Media Relations – David R. Hansen – 713.960.9111

Investor Relations – Steve Bender – 713.960.9111

Westlake Chemical Announces a New $250 Million Share Repurchase Program and Declares Quarterly Dividend

HOUSTON, Nov. 24, 2014 /PRNewswire/ — The board of directors of Westlake Chemical Corporation (NYSE: WLK) on Friday, November 21, 2014, authorized the company to repurchase up to $250 million in shares of its common stock under a new share repurchase program. This program is effective immediately. Repurchases under this program will be made through the open market or in privately negotiated transactions. These repurchases may be begun or suspended from time to time without prior notice.

The board also declared on Friday a dividend of 16.5 cents per share, payable on December 19, 2014, to stockholders of record on December 5, 2014.

This is the 41st successive quarterly dividend that Westlake has declared since completing its initial public offering in August 2004.